Calculation of Filing Fee Tables
S-8
Phunware, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	2026 Inducement Plan Common Stock, par value $0.0001	Other	1,500,000	$ 1.9175	$ 2,876,250.00	0.0001381	$ 397.21
Total Offering Amounts:						$ 2,876,250.00		$ 397.21
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 397.21
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the Registrant's 2026 Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock. (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) promulgated under the Securities Act based on the average of the high $1.935 and low $1.90 sales prices of the Registrant's Common Stock as reported on the Nasdaq Capital Market on June 18, 2026, which date is within five business days prior to the date of filing of this Registration Statement. (3) Represents 1,500.000 shares of the Registrant's Common Stock reserved for future issuance under the 2026 Inducement Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources